[LETTERHEAD OF WILLKIE FARR & GALLAGHER LLP]

July 2, 2007

Legg Mason Partners Variable Equity Trust

125 Broad Street

New York, New York 10004

Ladies and Gentlemen:

You have requested us, as counsel to Legg Mason Partners Variable Equity Trust (the “Trust”), a business trust organized under the laws of the State of Maryland, on behalf of Legg Mason Partners Variable Appreciation Portfolio (the “Fund”), a series of the Trust, to furnish you with this opinion in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission on or about July 2, 2007 (the “Registration Statement”), registering Class II shares of beneficial interest, par value $.00001 per share, of the Fund (the “Shares”), to be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”) among (a) the Trust, on behalf of the Fund, (b) the Trust, on behalf of its series Legg Mason Partners Variable Multiple Discipline Portfolio — Large Cap Growth and Value (the “Acquired Fund,” and (c) solely with respect to certain aspects, Legg Mason Partners Fund Advisor, LLC. The Agreement provides for the proposed acquisition by the Fund of all of the assets of the Acquired Fund solely in exchange for the Shares and the assumption by the Fund of all of the liabilities of the Acquired Fund.

We have examined the Registration Statement, substantially in the form in which it is to become effective, the Trust’s Declaration of Trust and By-Laws, resolutions adopted by the Board of Trustees of the Trust relating to the authorization of the sale and issuance of the Shares and the approval of the Agreement (the “Resolutions”) and the form of the Agreement to be included in the Proxy Statement/Prospectus included in the Registration Statement. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the materials described above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others, which facts we have not independently verified. We have further assumed that the Agreement will be duly executed and delivered in substantially the same form as that included in the Registration

Legg Mason Partners Variable Equity Trust

July 2, 2007

Statement and that upon such execution and delivery, it will constitute the legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms.

Based upon the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions and the Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to us in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the laws of the State of Maryland, we have relied upon the opinion of Venable LLP (which is attached hereto).

Very truly yours,

/s/    Willkie Farr & Gallagher LLP